UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 16, 2008
PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 Enclave Parkway, Suite 600
Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 406-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On October 16 and 17, 2008, Parker Drilling Company (the “Company”) drew down and received an aggregate amount of $48 million under its senior secured $80 million revolving credit facility (“Revolving Credit Facility”) pursuant to its Credit Agreement dated as of May 15, 2008, among the Company as Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, the several banks and other financial institutions or entities from time to time parties thereto, ABN AMRO BANK N.V., as Documentation Agent, and Banc of America Securities LLC and Lehman Brothers Inc., as Joint Lead Arrangers and Book Managers. The Company has previously drawn $10 million under the Revolving Credit Facility and has $13.1 million of letters of credit outstanding. As of October 17, 2008, the amount drawn represents 94 percent of the capacity of the Revolving Credit Facility (which also reflects a $4.4 million reduction in available borrowing resulting from the bankruptcy filing of Lehman Commercial Paper, Inc., which had a $6.2 million lending commitment). The Credit Agreement also provides a senior secured term loan facility of $50 million (“Term Loan Facility”), which, as previously reported, has been drawn in full. The Credit Agreement has a term of five years.
     The Company has previously reported that it plans to use borrowings under the Term Loan Facility and Revolving Credit Facility to partially fund the construction of two new-build rigs pursuant to a five year drilling contract in Alaska. The Company expects to use the additional amounts drawn over the next twelve months.
     The Credit Agreement is described in the Company’s Current Report on Form 8-K filed on May 21, 2008, and was filed as Exhibit 10.1 to that Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parker Drilling Company
Date: October 22, 2008	By:	/s/ Ronald C. Potter
Ronald C. Potter
Vice President and General Counsel